DAVID E. COFFEY                    3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103

CERTIFIED PUBLIC ACCOUNTANT                                (702) 871-3979

March 7, 2002

Securities and Exchange Commission

Washington, D.C. 20549

    I have reviewed the Current Report on Amended Form 8-K by Prime Holdings and Investments, Inc. dated March 8, 2002 concerning the matter of Item No. iv. relating to the Changes in Registrant's Certifying Accountant.  There were no disagreements between the Company and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would require disclosure in the Company's Amended Form 8-K.

/s/ David Coffey, C.P.A.

David Coffey, C.P.A.

Las Vegas Nevada